Exhibit 99.1

Ur-Energy Releases 2023 Q1 Results

Littleton, Colorado (ACCESSWIRE – May 1, 2023) Ur-Energy Inc. (NYSE American:URG) (TSX:URE) (the “Company” or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2023, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedar.com.

Ur-Energy CEO, John Cash said, “The first quarter of 2023 will go down as one of the snowiest in Wyoming’s recorded history. Despite the weather, our team is successfully advancing Lost Creek to production with a targeted ramp up of Header House 2-4 in the second quarter of this year which will be followed by the remaining header houses in Mine Unit 2. With these advances at Lost Creek, we look forward to returning to production operations sufficient to deliver to our customers under our term sales agreements.

“As the market continues to improve, we are increasingly optimistic that additional profitably priced sales contracts will incentivize a ramp up to full production at Lost Creek and, potentially, the build out of Shirley Basin. 2023 promises to be an exciting year for Ur-Energy and our shareholders.”

Financial Results

As of March 31, 2023, we had cash resources consisting of cash and cash equivalents of $77.3 million, an increase of $44.3 million from the December 31, 2022 balance of $33.0 million.  During the three months ended March 31, 2023, we generated $2.3 million from operating activities, used $0.7 million for investing activities, and generated $42.7 million from financing activities, which included net proceeds of $44.0 million from share issuances less a $1.3 million Wyoming bond loan principal payment. Included in the financing activities, on February 21, 2023, we received net proceeds of $43.2 million from an underwritten public offering (see also Ur-Energy Inc. News Release, February 21, 2023).  In addition to the offering, we were pleased to record our first uranium sale in nearly three years. The uranium sale was the first of three deliveries to be made in 2023.

In 2023 Q1, we delivered 100,000 pounds of U3O8 at a sales price of $64.47 per pound for proceeds of $6.4 million to the U.S. Department of Energy (“DOE”) national uranium reserve. In addition to the DOE sale, we have two multi-year sales agreements which call for deliveries beginning in 2023 and continuing through 2028, with the possibility of deliveries continuing under one agreement into 2029. Including the Q1 DOE sale, we expect to sell 280,000 pounds U3O8 in 2023 for $17.3 million and, together with the base amount of 600,000 pounds U3O8 to be sold annually 2024 – 2028, total anticipated revenues to the Company will be approximately $205 million.

Reconciliation of Non-GAAP measures with US GAAP financial statement presentation

The U3O8 price and cost per pound measures included in the following tables do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

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U3O8 Sales, Cost of Sales, and Gross Profit

The following table provides information on our U3O8 sales, cost of sales, and gross profit.

	Unit	2023 Q1	YTD 2023

U3O8 Pounds Sold
Produced	lb	43,259	43,259
Purchased	lb	56,741	56,741
	lb	100,000	100,000

U3O8 Sales
Produced	$000	2,789	2,789
Purchased	$000	3,658	3,658
	$000	6,447	6,447

U3O8 Cost of Sales
Ad valorem and severance taxes	$000	26	26
Cash costs	$000	805	805
Non-cash costs	$000	383	383
Produced	$000	1,214	1,214
Purchased	$000	2,415	2,415
	$000	3,629	3,629

U3O8 Gross Profit
Produced	$000	1,575	1,575
Purchased	$000	1,243	1,243
	$000	2,818	2,818

U3O8 Price per Pounds Sold
Produced	$/lb	64.47	64.47
Purchased	$/lb	64.47	64.47
	$/lb	64.47	64.47

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	0.60	0.60
Cash costs	$/lb	18.61	18.61
Non-cash costs	$/lb	8.85	8.85
Produced	$/lb	28.06	28.06
Purchased	$/lb	42.56	42.56
	$/lb	36.29	36.29

U3O8 Gross Profit per Pound Sold
Produced	$/lb	36.41	36.41
Purchased	$/lb	21.91	21.91
	$/lb	28.18	28.18

U3O8 Gross Profit Margin
Produced	%	56.5%	56.5%
Purchased	%	34.0%	34.0%
	%	43.7%	43.7%

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U3O8 Production and Ending Inventory

The following table provides information on our production and ending inventory of U3O8 pounds.

	Unit	2022 Q2	2022 Q3	2022 Q4	2023 Q1	2023 YTD

U3O8 Production

Pounds captured	lb	83	74	85	156	156
Pounds drummed	lb	-	-	-	-	-
Pounds shipped	lb	-	-	-	-	-
Pounds purchased	lb	-	40,000	-	-	-

U3O8 Ending Inventory

Pounds
In-process inventory	lb	1,223	1,279	1,357	1,498
Plant inventory	lb	-	-	-	-
Conversion inventory - produced	lb	267,049	267,049	267,049	223,790
Conversion inventory - purchased	lb	16,741	56,741	56,741	-
	lb	285,013	325,069	325,147	225,288

Value
In-process inventory	$000	-	-	-	-
Plant inventory	$000	-	-	-	-
Conversion inventory - produced	$000	7,488	7,488	7,488	6,275
Conversion inventory - purchased	$000	435	2,415	2,415	-
	$000	7,923	9,903	9,903	6,275

Cost per Pound
In-process inventory	$/lb	-	-	-	-
Plant inventory	$/lb	-	-	-	-
Conversion inventory - produced	$/lb	28.04	28.04	28.04	28.04
Conversion inventory - purchased	$/lb	25.98	42.56	42.56	-
	$/lb	27.80	30.46	30.46	27.85

Produced conversion inventory detail
Ad valorem and severance tax	$/lb	0.59	0.59	0.59	0.59
Cash cost	$/lb	18.60	18.60	18.60	18.60
Non-cash cost	$/lb	8.85	8.85	8.85	8.85
	$/lb	28.04	28.04	28.04	28.04

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During 2022, we purchased 40,000 pounds U3O8 at $49.50 per pound. The pounds were purchased with the intention of selling them to the DOE uranium reserve program. In December 2022, we were notified by the DOE that our bid was accepted, and 100,000 pounds U3O8 were delivered to the DOE on January 31, 2023 at an average price per pound sold of $64.47.

During 2020, we intentionally reduced production operations at Lost Creek in response to the depressed state of the uranium market at that time. As a result, production rates declined significantly and remained low through 2022. Following our decision to ramp up in late 2022, we continue to target initial ramp up of production in 2023 Q2 and production rates are expected to increase throughout the year. As new production is added to inventory, the average cost per pound produced is likely to increase until production rates approach targeted levels.

Continuing Guidance for 2023

Our ramp-up decision in December 2022 laid our foundation for 2023. We have continued the Lost Creek advance construction and development program and have steadily progressed hiring of staff and engagement of contractors for the development work ahead as we return to commercial production operations at Lost Creek. We continue to diligently work to optimize processes and refine production plans, supported by our experienced Lost Creek operational staff and new hires. We continue to target HH 2-4 coming online in Q2.

Construction of our centralized services facility is nearly complete at our operations headquarters in Casper, Wyoming. The new 6,000 square foot building is adjacent to our office building and will house the construction shop and chemistry lab. We will be able to consolidate our header house construction and lab analyses in support of the Lost Creek operation, and the development and future operation of the Shirley Basin Project. With all major permits and authorizations for our Shirley Basin Project now in hand, we stand ready to construct the mine when market conditions support the placement of new off-take sales contracts for the project.

The rally in uranium spot prices which began in 2021 continues to date, with price per-pound during Q1 remaining at about $50/lb. Moreover, nuclear utilities and other purchasers are back in the market, resulting in some sustained strengthening of term pricing.

Global recognition of nuclear energy’s role in achieving net-zero carbon emissions continues to expand. The Biden Administration also continues to voice support for clean energy and the nuclear industry. G7 nations are prioritizing nuclear energy as clean energy which provides nations with baseload energy, high-quality jobs, economic growth and, importantly, greater energy security.

These changing sentiments and stronger prices enabled us to secure multi-year sales agreements with leading nuclear companies. Our first two agreements call for annual delivery of a base amount of 600,000 pounds of U3O8 over a five-year period, beginning in 2024. In 2023 H2, we will deliver into the first sales commitments under these agreements. Sales prices are anticipated to be profitable on a Company-wide, all-in cost basis, and are escalated annually from initial pricing in 2023 and 2024.

Bills are pending in both the House and Senate to cut off Russian imports of low-enriched uranium. The bills appear to have strong bipartisan and Department of Energy support, but the outcome remains uncertain. Any cessation of imports of nuclear fuel from Russia will introduce uncertainty into the supply chain since Russia is a major global supplier and the West has limited capacity to backfill any supply disruption. Additionally, Congress is considering steps to further bolster U.S. nuclear fuel production capacity to mitigate the impact from global supply chain disruptions to nuclear utilities which supply nearly 20% of U.S. electricity and 50% of the U.S. carbon free electricity.

Our cash position as of April 26, 2023, was $73.0 million. We look forward to delivering existing and future Lost Creek production into our sales contracts. As noted, we have sufficient conversion facility inventory on hand to meet 2023 deliveries and, with the DOE sale in Q1, anticipate selling a total of 280,000 pounds U3O8 at an average price of $61.89 for proceeds of $17.3 million this year.

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We will continue to closely monitor the uranium markets, and other developments in the nuclear energy market and from Congress, which may positively affect the uranium production industry and provide the opportunity to put in place additional off-take contracts at pricing sufficient to justify further expansion of production. As always, we will focus on maintaining safe and compliant operations.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.7 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur‑Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

866-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., the ability to maintain safe and compliant operations at Lost Creek as we return to commercial production levels; the timing for completion of ongoing development at Lost Creek and to determine future development and construction priorities for Shirley Basin; the ability to ramp-up to higher production levels in a timely and cost-effective manner; whether the new centralized services facility will provide the operational, financial and environmental benefits currently foreseen; the ability to complete additional favorable uranium sales agreements; resolution of the continuing challenges within the uranium market, including supply and demand projections and whether recent increases in spot and term pricing will continue and be sustained; whether the U.S. and other nations implement significant and continuing sanctions on Russia with respect to imports of nuclear fuel and to what effect; whether proposals in Congress to support the nuclear industries will be made law and what effects they would have; and impacts on the global markets of climate change initiatives of nations and multi-national companies) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans," "expects," "does not expect," "is expected," "is likely," "estimates," "intends," "anticipates," "does not anticipate," or "believes," or variations of the foregoing, or statements that certain actions, events or results "may," "could," "might" or "will be taken," "occur," "be achieved" or "have the potential to." All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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